Exhibit 99.1

FOURTH AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Fourth Amendment”) is made and entered into effective as of the 30th day of March 2018, by and between ARRIS Group, Inc., a Delaware corporation (the “Company”), and Robert J. Stanzione (“Executive”).

WHEREAS, the parties hereto have entered into that certain Amended and Restated Employment Agreement dated as of August 6, 2001, which was subsequently amended by (i) the First Amendment to Amended and Restated Employment Agreement dated as of December 7, 2006, (ii) the Second Amendment to Amended and Restated Employment Agreement dated as of November 26, 2008, (iii) that certain Waiver dated as of December 31, 2015 and (iv) the Third Amendment to Amended and Restated Employment Agreement dated as of September 1, 2016 (collectively, the “Agreement”); and

WHEREAS, the parties hereto now desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Capitalized terms that are used but not defined in this Fourth Amendment shall have the meaning specified in the Agreement.

2.            Section 1 of the Agreement is amended by deleting such Section 1 in its entirety and inserting the following in lieu thereof:

1.       EMPLOYMENT. Effective as of April 1, 2018, Company will employ Executive and Executive will work for Company in the Atlanta area as follows: Executive will serve as Executive Chairman and Chairman of the Board of Directors of Parent until this Agreement is terminated as provided in Section 5 (the “Termination Date”). As Executive Chairman and Chairman of the the Board, Executive will perform the duties and responsibilities customarily performed by persons acting in such capacity and/or as are designated from time to time by the Board of Directors of ARRIS International plc, the parent company of the Company (“Parent”); provided, however, Company and Executive agree that the level of services Executive will perform after April 1, 2018 (whether as an employee or an independent contractor) will permanently decrease to no more than forty-nine percent (49%) of the average level of services Executive performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period.

3.             Section 2 of the Agreement is amended by deleting such Section 2 in its entirety and inserting the following in lieu thereof:

2.       COMPENSATION. Company will pay Executive for the performance of Executive's duties as Executive Chairman (a) salary ("Base Compensation"), at the rate of $400,000 a year starting as of April 1, 2018, adjusted thereafter at the discretion of the Board of Directors, and (b) a bonus ("Bonus") for each year and partial year in an amount determined by Company using such criteria as it deems fair and equitable in accordance with past practices, allowing up to 200% of planned Bonus for performance above target goals. The amount of the planned Bonus shall be 100% of total Base Compensation for the year or partial year for which the Bonus is being paid. Executive's Base Compensation shall be payable semi-monthly, and the Bonus shall be payable as soon after the end of each calendar year as it can be determined, but in any event within two and one-half (2-1/2) months thereafter. For any Bonus payable for 2018, the Base Compensation used for the calculation of such Bonus will be pro-rated to reflect the change in Base Compensation effective April 1, 2018 (for avoidance of doubt, 25% of the Bonus for 2018 will be calculated using the Base Compensation for the period January 1, 2018 through March 31, 2018 and the remaining 75% will be calculated using the Base Compensation in effect April 1, 2018 through December 31, 2018).

4.            Section 3(a) of the Agreement is amended by deleting such Section 3(a) in its entirety and inserting the following in lieu thereof:

Except as otherwise set forth herein, effective as of April 1, 2018, Executive will be entitled to participate in and receive benefits under any retirement plan, health plan, or other similar executive benefit plan or arrangement (collectively "Benefit Plans") generally made available by Company from time to time to its senior executives to the extent consistent with the terms and conditions of such Benefit Plans; except that Executive will continue to participate in and receive benefits under any health, dental and vision plans generally made available by Company from time to time to its senior executives notwithstanding the permanent decrease in the level of services Executive will perform after April 1, 2018 as set forth above. Notwithstanding the foregoing, Executive will not be eligible to participate in or receive benefits under any disability or group basic or supplemental life insurance plan on and after April 1, 2018 because of the permanent decrease in the level of services Executive will perform after April 1, 2018 as set forth above. Company has paid the annual premium for the life insurance covering Executive (provided by Banner) for the year ended December 31, 2018. Company will not pay any further premiums on such life insurance; however, Executive may elect to continue such life insurance by having the policy transferred to Executive and continuing to pay the premiums on such policy. Executive as of April 1, 2018 will experience a “separation from service” for purposes of the non-qualified supplemental pension described in Section 3(b) and will be entitled to distribution of such benefit in accordance with the terms of such arrangement. Executive will not incur a “separation from service” for purposes of the ARRIS Group, Inc. Supplemental Executive Retirement Plan in which Executive participates and will remain eligible to participate therein in accordance with its terms. Executive also will be entitled to such other benefits, including vacation, fringe benefits and expense reimbursement as generally made available by Company from time to time to its senior executives.

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5.	Section 4 of the Agreement is amended by adding the following to the end thereof:

Equity awards previously granted to Executive shall remain outstanding and continue to vest pursuant to their terms. Company will continue to satisfy any applicable tax withholdings with respect to any equity awards granted to Executive by withholding shares of common stock otherwise  deliverable to Executive under such equity awards.

6.	Except as amended hereby, the Agreement shall remain in full force and effect.

7.	The provisions of Sections 9 through 12 of the Agreement shall apply to this Fourth Amendment as if set forth in their entirety herein.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first above written.

COMPANY

ARRIS Group, Inc.

By: /s/ Patrick Macken
Name: Patrick Macken
Title: SVP, General Counsel & Secretary

EXECUTIVE

/s/ Robert J. Stanzione
Robert J. Stanzione

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